EXHIBIT 4.156

EXECUTION VERSION

COLLATERAL ASSIGNMENT OF EXCHANGE AGREEMENT

This Collateral Assignment of Exchange Agreement (the “Assignment”) is made and entered into as of March 28, 2006 by and among Rental Car Finance Corp., a special purpose Oklahoma corporation (“RCFC”), DTG Operations, Inc., an Oklahoma corporation (“DTG Operations”), and Deutsche Bank Trust Company Americas, not in its individual capacity but as agent for the Beneficiaries (in such capacity, the “Master Collateral Agent”).

WHEREAS, RCFC, DTG Operations, formerly known as Dollar Rent A Car Systems, Inc., an Oklahoma corporation, and Thrifty Rent-A-Car System, Inc., an Oklahoma corporation (“Thrifty”) are each a party to that certain Master Exchange and Trust Agreement, dated as of July 23, 2001 (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, the “Exchange Agreement”), by and among RCFC, DTG Operations, Thrifty, Chicago Deferred Exchange Corporation (“CDEC”), VEXCO, LLC, a Delaware limited liability company wholly owned by CDEC (the “Qualified Intermediary”), and The Chicago Trust Company, an Illinois trust company.

WHEREAS, RCFC and DTG Operations are each a party to that certain Addendum, dated as of the date hereof (the “Group IV Addendum”), that certain Amended and Restated Addendum No. 2, dated as of April 16, 2002, (relating to the Series of Notes known as the Group II Notes), that certain Amended and Restated Addendum, dated as of June 4, 2002, (relating to the Series of Notes known as the Group III Notes) and that certain Addendum No. 3 (relating to the Series of Notes known as the Group II Notes and the Group III Notes) to the Amended and Restated Master Collateral Agency Agreement, dated as of December 12, 2002, each to the Amended and Restated Master Collateral Agency Agreement, dated as of December 23, 1997 (as the same may be further amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, the “Existing Agreement”), among Dollar Thrifty Automotive Group, Inc., a Delaware corporation (“DTAG”), as master servicer (in such capacity the “Master Servicer”), RCFC, as a grantor, financing source and beneficiary, DTG Operations, Inc., as a grantor and servicer, various financing sources parties to the Existing Agreement, various beneficiaries parties to the Existing Agreement and the Master Collateral Agent.

WHEREAS, RCFC is a party to that certain Series 2006-1 Supplement, dated as of the date hereof (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, the “Series 2006-1 Supplement” and, together with any Series Supplement to the Base Indenture with respect to the issuance of any additional Group IV Series of Notes, the “Group IV Supplements”), between RCFC and the Trustee, to the Base Indenture.

WHEREAS, the Group IV Addendum and the Series 2006-1 Supplement contemplate that this Assignment be entered into prior to commencing the Exchange Program as to Group IV Collateral.

NOW THEREFORE, for good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.           Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth therefor in the Group IV Addendum or if not defined therein, in the Existing Agreement.

“Escrow Account” means a segregated trust account established, consistent with the requirements of the “safe harbor” provisions of Treasury Regulations §§ 1.1031(k)-1(g)(4) and 1.1031(k)-1(g)(6), in accordance with the terms of the Exchange Agreement and into which are deposited the Exchange Proceeds and other funds with which to purchase Group IV Replacement Vehicles.

“Exchange Proceeds” means as of any given time the sum of (i) the money or other property from the sale of any Group IV Exchanged Vehicle that is held in an Escrow Account as of such time; (ii) any interest or other amounts earned on the money or other property from the sale of any Group IV Exchanged Vehicles that is held in an Escrow Account as of such time; (iii) any amounts receivable from Eligible Manufacturers and Eligible Vehicle Disposition Programs or from auctions, dealers or other Persons on account of Group IV Exchanged Vehicles; (iv) the money or other property from the sale of any Group IV Exchanged Vehicle held in the Master Collateral Account for the benefit of the Qualified Intermediary as of such time; and (v) any interest or other amounts earned on the money or other property from the sale of any Group IV Exchanged Vehicle held in the Master Collateral Account for the benefit of the Qualified Intermediary as of such time.

“Financed Vehicles” shall have the meaning set forth in the Base Indenture.

“Group IV Collateral” shall have the meaning set forth in the Group IV Supplements.

“Group IV Exchanged Vehicle” means a Group IV Vehicle that is transferred to the Qualified Intermediary in accordance with the “safe harbor” provisions of Treasury Regulation § 1.1031(k)-1(g)(4) and pursuant to the procedures set forth in the Exchange Agreement and thereby ceases to be a Group IV Vehicle.

“Group IV Replacement Vehicle” means a Vehicle designated by the Master Servicer as comprising Group IV Collateral acquired in exchange for a Group IV Exchanged Vehicle in accordance with the terms of the Exchange Agreement and under Section 1031 of the Code and the regulations promulgated thereunder.

“Identification Period” shall mean with respect to each Group IV Exchanged Vehicle transferred, the period beginning on the date such Group IV Exchanged Vehicle is transferred and ending at midnight on the 45th day thereafter, irrespective of whether such day is a weekend day or a holiday.

“Rapid Amortization Period” shall mean the Series 2006-1 Rapid Amortization Period (as such term is defined in the Series 2006-1 Supplement) and the corresponding period with respect to each additional Group IV Series of Notes.

“Relinquished Property Agreement” shall mean each agreement relating to the sale or disposition of a Group IV Exchanged Vehicle, including but not limited to agreements with any motor vehicle manufacturer, importer, distributor or other supplier of vehicles.

“Replacement Property Agreement” shall mean each agreement relating to the acquisition of a Group IV Replacement Vehicle.

“Unused Exchange Proceeds” means the Exchange Proceeds that are not used to acquire Group IV Replacement Vehicles and which are transferred from an Escrow Account to the Master Collateral Account for the benefit of RCFC or DTG Operations in accordance with the terms of the Exchange Agreement.

Section 2.	Collateral Assignment.

(a)          RCFC hereby assigns, pledges and grants a continuing, first priority security interest in all of RCFC’s right, title and interest in, to and under the Exchange Agreement and all proceeds thereof, including Unused Exchange Proceeds, subject to the limitations on RCFC’s right to receive, pledge, borrow or otherwise obtain the benefits of the Exchange Proceeds contained in the “safe harbor” provisions of Treasury Regulation §§ 1.1031(k)-1(g)(4)(ii) and 1.1031(k)-1(g)(6) and in the Exchange Agreement, to the Master Collateral Agent and the Master Collateral Agent hereby accepts such assignment, pledge and grant, including the limitations, which the Master Collateral Agent hereby acknowledges. To the extent the foregoing relates to Group IV Exchanged Vehicles, the foregoing collateral shall be for the benefit of the Group IV Series of Notes (as such term is defined in the Group IV Supplements) and shall, together with any and all proceeds, products, offspring, rents or profits of any and all of the foregoing, be included in Group IV Master Collateral (as such term is defined in the Group IV Supplements).

(b)          DTG Operations hereby assigns, pledges and grants a continuing, first priority security interest in all of DTG Operations’ rights, title and interest in, to and under the Exchange Agreement with respect to Financed Vehicles and all proceeds thereof, including Unused Exchange Proceeds, subject to the limitations on DTG Operations’ right to receive, pledge, borrow or otherwise obtain the benefits of the Exchange Proceeds contained in the “safe harbor” provisions of Treasury Regulation §§ 1.1031(k)-1(g)(4)(ii) and 1.1031(k)-1(g)(6) and in the Exchange Agreement, to the Master Collateral Agent and the Master Collateral Agent hereby accepts such assignment, pledge and grant, including the limitations, which the Master Collateral Agent hereby acknowledges. To the extent the foregoing relates to Group IV Exchanged Vehicles, the foregoing collateral shall be for the benefit of the Group IV Series of Notes and shall, together with any and all proceeds, products, offspring, rents or profits of any and all of the foregoing, be included in Group IV Master Collateral.

Section 3.	Representations and Covenants.

(a)           RCFC hereby covenants and agrees that (i) it shall comply with the reporting requirements set forth in Section 3 of the Group IV Addendum, Section 4.20 of the Series 2006-1 Supplement and any corresponding section in any Series Supplement with respect to each additional Group IV Series of Notes (ii) it shall report to the Master Collateral Agent the balance of the amount of Exchange Proceeds as of a given date within one (1) Business Day of the receipt by RCFC of a written request for such information and (iii) it shall promptly deliver to the Qualified Intermediary each notice contemplated to be delivered by it under Section 5.11 of the Exchange Agreement if such notice relates to a Group IV Exchanged Vehicle.

(b)          RCFC hereby covenants and agrees that during any Rapid Amortization Period, (i) the rights assigned to the Qualified Intermediary under each Replacement Property Agreement and Relinquished Property Agreement to which RCFC is a party shall be revoked and no further Group IV Collateral shall be transferred from the Master Collateral Account to an Escrow Account and (ii) RCFC shall revoke the identification of all Group IV Replacement Vehicles to be acquired in exchange for Group IV Exchanged Vehicles transferred by RCFC in cases where the Identification Period for such Group IV Exchanged Vehicles does not end prior to the first day of any Rapid Amortization Period. RCFC represents that its performance of the covenants set forth in the first sentence of this Section 3(b) is consistent with RCFC’s rights to the Exchange Proceeds under the Exchange Agreement.

(c)          DTG Operations hereby covenants and agrees that during any Rapid Amortization Period, (i) the rights assigned to the Qualified Intermediary under each Replacement Property Agreement and Relinquished Property Agreement to which DTG Operations is a party shall be revoked and no further Group IV Collateral shall be transferred from the Master Collateral Account to an Escrow Account and (ii) DTG Operations shall revoke the identification of all Group IV Replacement Vehicles to be acquired in exchange for Group IV Exchanged Vehicles transferred by DTG Operations in cases where the Identification Period for such Group IV Exchanged Vehicles does not end prior to the first day of any Rapid Amortization Period. DTG Operations represents that its performance of the covenants set forth in the first sentence of this Section 3(c) is consistent with DTG Operations’ rights to the Exchange Proceeds under the Exchange Agreement.

Section 4.	Amendment to Exchange Agreement.

(a)          RCFC hereby agrees that its rights under the Exchange Agreement will not be modified without the prior written consent of the Master Collateral Agent; provided, however, that the Master Collateral Agent hereby consents to any modifications to the following Exhibits to the Exchange Agreement: (i) Exhibit 2.2(d) (relating to the revocation of the assignment of a Relinquished Property Agreement to the Qualified Intermediary); (ii) Exhibit 4.2(d) (relating to the revocation of the assignment of a Replacement Property Agreement to the Qualified Intermediary); Exhibit 5.2 (setting forth the names of each Escrow Account); Exhibit 5.7 (setting forth notification information) and Exhibit 8.8 (setting forth notification information). DTG Operations hereby agrees that its rights under the Exchange Agreement will not be modified without the prior written consent of the Master Collateral Agent if such modification would cause the representation set forth in the last sentence of Section 3(c) to be false.

(b)           Each of RCFC and DTG Operations hereby severally (and not jointly) agrees that (i) it will not agree to modify, amend or supplement the Exchange Agreement in a manner which would adversely affect the interests of the Group IV Noteholders without the prior written consent of the Required Noteholders of all Group IV Notes and (ii) a copy of any amendment, modification or supplement to the Exchange Agreement will be provided to the Group IV Noteholders at least ten (10) days prior to the execution of any amendment, modification or supplement to the Exchange Agreement, other than a modification, amendment or supplement to the following Exhibits to the Exchange Agreement: (i) Exhibit 2.2(d) (relating to the revocation of the assignment of a Relinquished Property Agreement to the Qualified Intermediary); (ii) Exhibit 4.2(d) (relating to the revocation of the assignment of a Replacement Property Agreement to the Qualified Intermediary); Exhibit 5.2 (setting forth the names of each Escrow Account); Exhibit 5.7 (setting forth notification information) and Exhibit 8.8 (setting forth notification information).

Section 5.           Severability. Any provision of this Assignment that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.           Counterparts. This Assignment may be executed in separate counterparts and by the different parties on different counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

Section 7.           Binding Effect. This Assignment shall be binding upon and inure to the benefit of each of the parties hereto, each Financing Source and Beneficiary and their respective successors and assigns. Nothing herein is intended or shall be construed to give any other Person any right, remedy or claim under, to or in respect of this Assignment or the Group IV Master Collateral.

Section 8.           Governing Law. This agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to conflict of laws principles.

IN WITNESS WHEREOF, each party hereto has executed this Assignment as of the day and year first above written.

RENTAL CAR FINANCE CORP.

By:

Name: Pamela S. Peck

Title: Vice President and Treasurer

DTG OPERATIONS, INC.

By:

Name: Pamela S. Peck

Title: Treasurer

DEUTSCHE BANK TRUST COMPANY
AMERICAS, not in its individual capacity but
solely as Master Collateral Agent

By:

Name:

Title:

By:

Name:

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